EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Assistant Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:  October 30, 2006

SKYWEST ANNOUNCES THIRD QUARTER 2006 EARNINGS

St. George, Utah—SkyWest, Inc. (NASDAQ: SKYW) today reported operating revenues of $791.8 million for the quarter ended September 30, 2006, a 59.2% increase, compared to $497.3 million for the same period last year.  SkyWest also reported net income of $40.7 million for the quarter ended September 30, 2006, or $0.63 per diluted share, compared to $30.1 million of net income or $0.51 per diluted share for the same period last year.

SkyWest also reported operating revenues of $2.33 billion for the nine months ended September 30, 2006, a 90.3% increase, compared to $1.22 billion for the same period last year.  SkyWest also reported net income of $114.6 million for the nine months ended September 30, 2006, or $1.82 per diluted share, compared to $73.6 million of net income or $1.26 per diluted share for the same period last year.

The results for the quarter and the nine months ended September 30, 2006, also include the impact of SkyWest’s secondary offering of common stock, completed April 17, 2006, wherein SkyWest issued 4,000,000 shares of common stock, which increased the fully-diluted weighted average shares by 6.6% for the quarter and 4.0% for the nine months ended September 30, 2006. Additionally, these results include the effect of SkyWest’s adoption of FASB Statement No. 123(R), Share-Based Payments (“SFAS 123 (R)”), effective January 1, 2006.

The primary items of significance affecting the third quarter of 2006 are outlined below:

On September 7, 2005, SkyWest completed the acquisition of Atlantic Southeast Airlines, Inc. (“ASA”) from Delta Air Lines, Inc. As a result of the acquisition, ASA became a wholly-owned subsidiary of SkyWest and SkyWest’s consolidated operations and financial results for periods subsequent to September 7, 2005 include the financial and operating results of ASA (including the addition of 153 aircraft operated by ASA for such periods). Primarily due to the ASA acquisition, SkyWest experienced significant increases in the size of its fleet, operating statistics and financial results.

Total operating revenues for the third quarter of 2006 increased primarily as a result of a 63.3% increase in available seat miles (ASMs).  Operating revenues were impacted by a 5.0% decrease in revenue per available seat mile and by increased fuel cost reimbursements by SkyWest’s major partners that are recorded as operating revenues under contract flying arrangements.

Total operating expenses and interest per ASM for the third quarter of 2006, excluding fuel charges of $271.1 million or $0.051 per ASM, decreased approximately 2.2% to $0.088 from $0.090 for the same quarter of 2005.  The decrease was primarily the result of operating a combined total of 32 larger and newer regional jet aircraft since September 30, 2005.

Total ASMs for the third quarter of 2006 increased 63.3% from the third quarter of 2005 primarily as a result of SkyWest increasing its fleet size to 407 aircraft as of September 30, 2006.  During the quarter, SkyWest took delivery of six CRJ900 and four CRJ200 regional jet aircraft and financed them through interim and long-term operating leases.  At September 30, 2006, SkyWest’s fleet consisted of:  333 regional jets (119 United and 214 Delta); 62 EMB-120 aircraft (48 United, and 14 Delta); and 12 ATR72 aircraft (all Delta).  During the third quarter of 2006, SkyWest generated 5.28 billion ASMs, compared to 3.23 billion ASMs during the same period of 2005.

SkyWest’s adoption of SFAS 123(R) effective January 1, 2006 resulted in approximately $3.0 million ($2.1 million after tax) of expense for the quarter ended September 30, 2006.  SkyWest anticipates that future expenses attributable to SkyWest’s adoption of SFAS 123(R) will be contingent upon the amount of future option or stock grants that are made by the Company.

At September 30, 2006 SkyWest had $595.0 million in cash and marketable securities compared to $324.5 million as of December 31, 2005.  SkyWest’s long-term debt increased to approximately $1.51 billion as of September 30, 2006, compared to $1.42 billion at December 31, 2005, consistent with SkyWest’s refinancing arrangements on aircraft and making normal recurring debt payments. SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 7.39% discount factor, the present value of these lease obligations was approximately $2.3 billion as of September 30, 2006.

Under SkyWest’s United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that SkyWest records as revenue.  However, consistent with SkyWest’s time and material maintenance policy, as more fully described in SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2005, SkyWest records maintenance expense on its CRJ200 regional jet aircraft engines as the maintenance events occur.  As a result, during the third quarter of 2006, SkyWest collected and recorded as revenue $7.2 million (pretax) related to maintenance expense under its United Express agreement which is net of any regional jet engine maintenance overhauls.

SkyWest Airlines has been ranked the number one on-time mainland carrier by the Department of Transportation for 2003 through 2005.  SkyWest Airlines was also recently awarded the FAA’s Aviation Maintenance Technician (AMT) Gold Award for 2005. Additionally during 2005, ASA received the FAA Aviation Maintenance Diamond Award.

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia, are wholly-owned subsidiaries of SkyWest.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United Airlines and Delta Air Lines. ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines. System-wide, SkyWest serves a total of approximately 229 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,441 daily departures. This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: Delta’s bankruptcy proceedings; the failure to integrate the operations and employees of SkyWest and ASA and achieve the anticipated synergies as a result of the acquisition; the failure to successfully operate as anticipated under the terms of the Delta Connection Agreements; the impact of negotiations with ASA’s organized labor forces and the impact of the costs of such labor forces on SkyWest’s operations and financial condition; the failure to accurately forecast acquisition-related costs; and the challenges of competing successfully in a highly competitive and rapidly changing industry.  Other factors that may cause actual results to vary from SkyWest’s expectations include developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs;  rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages in markets where SkyWest Airlines or ASA operates; the impact of weather-related or other natural disasters on air travel and airline costs; the ability of SkyWest Airlines and ASA to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries; SkyWest’s ability to obtain financing; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on form 10-K, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)-

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Operating revenues:
Passenger	$784,597	$490,191	$2,303,357	$1,203,991
Ground handling and other	7,244	7,158	21,743	17,693
	791,841	497,349	2,325,100	1,221,684
Operating expenses:
Flying operations	447,702	283,591	1,288,899	669,964
Customer service	99,767	65,626	298,793	177,387
Maintenance	78,057	41,306	230,148	107,686
Depreciation and amortization	47,420	27,596	140,171	70,238
General and administrative	31,124	23,236	106,836	61,371
	704,070	441,355	2,064,847	1,086,646
Operating income	87,771	55,994	260,253	135,038
Other income (expense):
Interest income	5,378	3,822	12,512	10,165
Interest expense	(28,987)	(11,472)	(86,049)	(25,510)
Other	0	(585)	(1,084)	(585)
	(23,609)	(8,235)	(74,621)	(15,930)
Income before income taxes	64,162	47,759	185,632	119,108
Provision for income taxes	23,477	17,699	71,073	45,525
Net income	$40,685	$30,060	$114,559	$73,583

Basic earnings per share	$0.64	$0.52	$1.85	$1.27
Diluted earnings per share	$0.63	$0.51	$1.82	$1.26
Weighted average common shares:
Basic	63,870	57,846	61,986	57,729
Diluted	64,482	59,016	62,886	58,512

Unaudited Operating Highlights

	Three Months Ended September 30,				Nine Months Ended September 30,
Operating Highlights	2006	2005	% Change		2006	2005	% Change

Passengers carried	8,171,812	5,119,212	59.6		23,725,518	12,988,939	82.7
Revenue passenger miles (000)	4,156,637	2,457,634	69.1		11,857,945	6,000,078	97.6
Available seat miles (000)	5,281,794	3,234,835	63.3		15,054,072	8,001,002	88.2
Passenger load factor	78.7%	76.0%	2.7	pts	78.8%	75.0%	3.8	pts
Passenger breakeven load factor	72.9%	69.2%	3.7	pts	72.9%	68.3%	4.6	pts
Yield per revenue passenger mile	$0.189	$0.199	(5.0)		$0.194	$0.201	(3.5)
Revenue per available seat mile	$0.150	$0.154	(2.6)		$0.154	$0.153	.7
Cost per available seat mile	$0.139	$0.140	(0.7)		$0.143	$0.139	2.9
Fuel cost per available seat mile	$0.051	$0.050	2.0		$0.050	$0.043	16.3
Average passenger trip length	509	480	6.0		500	462	8.2
Block Hours	339,855	215,977	57.4		966,911	558,659	73.1
Departures	222,283	154,831	43.6		638,710	411,506	55.2